Form 10KSB Page 24

EXHIBIT 14

Kingston Systems Inc. Code of Ethics

Mission and Values Statement:

Our mission is to be the best in every market and industry we are engaged in. We believe the honest and ethical conduct of our employees is an essential prerequisite to our success in achieving our mission because we think there is a direct relationship between the conduct of the Company and its employees, and the attainment of our corporate mission and goals. We also believe that maintaining the highest standards of ethical behavior is consistent with our core values. The company strives to be a place where every employee experiences a positive and yet challenging professional environment at all times when at work.

Definition, Scope, and Responsibilities:

This Code of Ethics describes the standards of conduct to which our employees are held accountable in all of their activities and interactions in their work at Kingston Systems Inc. The Code outlines specific laws which must be adhered to, and reflects general principles to be used in making ethical decisions. It cannot and is not intended to address every specific situation. This code, which is included in the Company's employee manual, should be applied in conjunction with the policies in that manual. We strongly encourage dialogue between employees and their supervisors to make everyone aware of situations that may give rise to ethical questions and to articulate acceptable ways of handling those situations. Any employee who has questions about the Code of Ethics at any time is strongly urged to contact their Human Resource Manager or Kingston Systems Inc.'s senior management for assistance.

This Code covers The Kingston Systems Inc. Company, Parallel Robotics Systems, Inc., and any other subsidiaries of The Kingston Systems Inc. Company worldwide (collectively, "Kingston Systems Inc." or the "Company" or "we" or "our").

It is applicable to all full and part-time, regular and temporary employees of the Company, and members of the Company's Board of Directors ("Directors"). All employees and Directors must read and become familiar with the Code and are expected to fully comply with the Code on an ongoing basis. All new employees are required to sign and agree to abide by this Code of Ethics as a condition of their employment. Existing employees are to sign and agree to abide by any new code of ethics items or to changes in the code reasonably soon after dissemination of these new items or changes as a condition of continued employment.

The responsibility for oversight of the Code of Ethics is shared by the senior management of the Company.

GENERAL PRINCIPLES

There are two general principles that employees may find helpful if confronted with an ethical issue:

o Take no action which could in any way violate the law, or, if publicly exposed, could negatively reflect on the employee or the Company.
o Do not hide a problem. Any employee who has questions or is unsure or uncomfortable about particular situations should discuss them with his or her supervisor, the Human Resource Manager, or any member of Kingston Systems Inc.'s management. Difficult legal or ethical issues should not be avoided or left unresolved.

GUIDELINES

1. Compliance with the Law

We all have the responsibility to ensure that we comply with the spirit and letter of all laws and regulations of the United States, of each local and state government, and of each foreign country in which the Company conducts business, including all laws relating to employment, licensing, distributing, antitrust, tax, equal opportunity, fair labor, securities, banking, currency, environmental, and health and safety. No director, officer, executive or manager has authority to violate any law or to direct another employee or any other person to violate the law on behalf of the Company. If an employee is concerned that a foreign law may be in conflict with a U.S. law, he or she should discuss it with Kingston Systems Inc.'s management before taking any action. Following is more specific information on certain laws:

a. Securities Laws: "Insider trading" is prohibited. Employees and Directors may not trade in (or even recommend) Company stock while in possession of inside information. "Insider trading" is the purchase or sale of a publicly traded security while in possession of important non-public information about the issuer of the security. Such information includes, for example, nonpublic information on Company earnings, financial forecasts, significant gains or losses of business, or major financing developments. The securities laws prohibit insider trading, as well as "tipping", which is communicating such information to anyone who might use it to purchase or sell securities. When in doubt, information obtained as an employee of the Company should be presumed to be important and not public. Kingston Systems Inc.'s insider trading policy applies to all employees and Directors.

b. Antitrust Laws: The U.S. government, most U.S. state governments, the European Economic Community and many other governments have enacted antitrust or "competition" laws. These laws prohibit "restraints of trade" which is certain conduct involving competitors, customers or suppliers in the marketplace. This conduct includes activities such as making agreements with competitors on pricing or markets, or making agreements with customers on retail price levels of the Company's products

c. U.S. Foreign Corrupt Practices Act (the "Act"): This Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining, or retaining, business for the Company. The Act outlines the types of penalties associated with non-compliance with the Act, which include substantial fines for individuals and companies. Kingston Systems Inc.'s management can provide more details on this act, at an employee's request. This act applies to all operations and employees of Kingston Systems Inc., worldwide.

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2. Equal Opportunity

We are in full accord with the fundamental principle that all persons are entitled to equal opportunities regardless of race, creed, religion, color, gender, sexual orientation, age, national origin, ancestry, citizenship, disability, veteran status, or any other characteristic protected by law. We believe an employee's progress is to be measured by his or her aptitude, skills and performance. The Company strives to create and maintain a culture where every employee's success is based entirely on merit. Kingston Systems Inc.'s equal employment opportunity policy can be discussed with management.

3. Treatment of Others

We expect all employees to deal ethically with and treat everyone with respect, courtesy, dignity and fairness, whether they are business partners, consumers, internal Kingston Systems Inc. personnel, or competitors. Employees are never to be criticized in a public setting. Work-related differences between employees are always to be resolved in a private setting. It is our policy to emphasize the excellence of our own products or concepts, and to refrain from any unfounded criticism of those of our competitors. No one should take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or by other unfair dealing practice.

4. Accuracy of Business Records, and Documents and Reporting

The Company will follow generally accepted accounting principles and will maintain appropriate controls to ensure accurate and timely recording of accounting transactions and the accuracy of financial records and reports, including those filed with the Securities and Exchange Commission. We have adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate financial recording and reporting. The accuracy of the accounting reports will be subject to the fact that many significant assets and liabilities will always be estimates of future activity, conditions and events, but nevertheless, reasonable accuracy is to be achieved through the exercise of good judgment in the determination and incorporation of these estimates into the financial reports of the Company. For example, estimates of the collectability of receivables, the sales probability and value of inventories and the size of potential liabilities (like warranty costs) are to be determined on a reasonable and consistent basis, with a view towards not overstating assets and not understating liabilities. All employees, within their areas of responsibility, are expected to adhere to these procedures.

Employees involved in import/export transactions should ensure that all required documents are accurately completed and maintained, and that all import/export transactions are conducted in compliance with applicable laws and regulations.

No employee or Director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company's financial records. If any employee becomes aware of any improper transaction or accounting practice involving the Company, he or she should report the matter immediately (see Reporting Procedures below).

5. Conflict of Interest

Employees and Directors should take no action which may be viewed as a potential conflict of interest between them and the Company. Such persons should avoid situations which may place them in a conflict of interest with the Company or which may create the appearance of a conflict. A conflict of interest can arise when an individual has a direct or indirect financial or other interest which might influence that person's judgment on behalf of the Company. A conflict of interest can exist if there is the potential for influence, whether or not the person's judgment is actually affected. In determining whether a conflict exists, an individual should treat the interests of members of his or her immediate family (spouse and children) in the same manner as they treat their own interests. Whenever a potential conflict of interest appears to exist, an employee is responsible for reporting the details to his or her supervisor for evaluation.

Specifically:
a) Employees should not use their positions for private or personal advantage or gain.

b) Employees and members of their family should not accept or give any gifts or favors which others may reasonably interpret as possibly inducing an employee to disregard his or her duties to the Company. Gifts or favors of more than a token nature (generally with a value of $50 or more) should not be accepted from or given to anyone having a business relationship with the Company unless there has been specific approval in advance from Kingston Systems Inc.'s senior management.

c) Normal business entertainment, such as lunch, dinner, theater, a sporting event, and similar activities, is appropriate if it is of a reasonable nature, and in the course of a meeting or other occasion which includes bona fide business discussions or fosters better business relations. All such type of entertainment activity (or plans) should be reported (in advance, if practical) by the employee to his or her supervisor.

d) Employees should not hold a position anywhere else which might interfere with his or her duties or responsibilities to the Company or which competes with the Company.

e) Employees should have no financial interests in any supplier or distributor or anyone else that has a business relationship with the Company unless Kingston Systems Inc.'s senior management has given prior approval. Ownership of publicly traded securities having a market value of less than $5,000 (or less than 1% of the market value of the public company, whichever is greater) is not considered to be in conflict with this policy.

f) No agreement or arrangement, written or oral, should be entered into with agents, distributors, vendors, brokers, lawyers or consultants in connection with dealings with local, state, or federal government agencies in the United States or in foreign countries without the knowledge and written approval of Kingston Systems Inc.'s senior management.

6. Illegal Activity

Bribes, undercover payments, kickbacks (whether in the form of money or gifts) and the like, whether made directly or indirectly through consultants or other means, are not permitted under any circumstances.

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7. Expense Accounts

Employees are expected not to misuse the expense reimbursement system and to follow all of the Company's pertinent policies regarding the accurate and timely reporting of such expenses. Short-term cash advances provided by the Company for planned business expenses and the incurring of company-paid debts are to be considered the personal liability of the employee to the Company until a timely expense report including these items is submitted with appropriate supporting documentation attached and approved by the employee's supervisor. Expense reports that are missing beyond 31 days after the end of the calendar year in which the Company disbursement was incurred are to be reported by the Company to the IRS on a "1099" form in accordance with the IRS regulations and laws on the basis that the IRS will take to position that without a properly prepared and approved expense report on hand at the Company, the unreturned cash advances and the company-paid expenses incurred by the employee are assumed to be personal expenditures and taxable to the employee. Requests for reimbursement of expenses incurred by the employee are not to be submitted an excessively long period after they are incurred and such expenses will not be paid beyond the time period specified in company policies, unless the circumstances are extraordinary and the reimbursement of the seriously delinquent expense report is approved by an officer of the Company. Delinquent expense reports are also a violation of the Code of Ethics item No. 4 above requiring the accurate reporting of expenses on a timely basis in the accounting records and in the published financial statements of the Company.

8. Use of Company Funds, Records and Assets

Employees should use Company assets only for lawful, proper and authorized purposes. All Company funds are to be held only in Kingston Systems Inc.'s name. Transactions with respect to funds and any other Company assets or liabilities must be recorded in the books and records of the Company, and all entries must reflect accurately the transaction giving rise to such entries. Payments by or to the Company are to be made or received solely for the purpose described in the document supporting such payments. Employees and Directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste impact our profitability. Employees in the retail segments of the Company are to pay for any Company inventory (or any other Company assets) they put to personal use, according to the policies in place for employee purchases of Company inventory or other assets. Employees are to consume inventory purchased from the Company at less than retail and are not to compete with the Company by re-selling their employee below-retail purchases at any price. Perishable retail inventory is to be disposed of and reported as an expense, according to the Company policy for handling aged or excess perishables, and not to be misreported to cover employee pilferage. Retail entertainment employees are not to allow friends, family, or others to enjoy free entertainment, unless previously approved in writing by management, or consistent with Company policies allowing free entertainment under certain circumstances. Retail cash receipts are to be kept in a locked drawer when unattended and personal responsibility is to be taken for balancing cash to the transactions processed by each employee during their shift. Shortages or overages of cash on hand in any retail location are to be reported to management immediately upon discovery.

9. Confidential Information

Employees may not discuss confidential information with anyone outside the Company, including former employees. Employees shall share confidential information within the Company on a "need to know" basis only. An employee may not use confidential Company information for personal gain. Employees should assume that all Company information is confidential until they know it has been properly disclosed publicly.

10. Political Contributions

The Company does not make contributions, directly or indirectly, to any political party or candidate, in any country, even if such contributions are legal in that country.

The Company neither encourages nor discourages our employees from contributing personal financial support or personal service to any domestic or foreign political nominee, candidate, party or cause. Therefore, the Company will not, under any circumstances, reimburse employees for personal political contributions.

11. Stand on Issues

Employees are free to express their opinions on any issue, but not to do so in a way that significantly reduces the productivity of the employee or other employees in the Company and not to do so in a way that creates an argumentative or strife-ridden and divisive work environment in the Company. In instances where an employee is asked to speak on a matter on which he or she personally holds views contrary to the Company's position, he or she is free to decline to speak. Any requests to speak on behalf of the Company should be referred to the Company's senior management.

When an employee disagrees with the Company's position on an issue, he or she should make it clear that he or she speaks as a private citizen and not as a Kingston Systems Inc. employee. This is particularly important if the position the employee holds with Kingston Systems Inc. is such that he or she might be assumed to be a Company spokesperson.

REPORTING SUSPECTED NON-COMPLIANCE

All employees are expected to promptly report information about suspected violations of this Code of Ethics, or of law, by the Company or its employees. Employees are required to come forward with such information, regardless of the identity or position of the other employee(s) involved. Failure to report Code violations may result in disciplinary action against those who fail to report.

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REPORTING PROCEDURE

Notification: It is each employee's responsibility to report promptly violations or suspected violations of the Code. Reports can be made to the employee's supervisor, the Human Resource Manager, or any member of senior management.

Investigation: Reports of violations will be investigated, and employees are expected to cooperate in such investigations.

Confidentiality: For reports made by employees, the Company will not disclose, to the extent possible, the identity of anyone who reports a suspected violation or who participates in an investigation. Employees should be aware that those participating in investigations are obligated to act in the best interests of the Company and do not act as personal representatives or lawyers for employees.

Protection Against Retaliation: Retaliation in any form against anyone who reports in good faith a violation or suspected violation of this Code of Ethics or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is prohibited. Acts of retaliation should be reported immediately to the Company's senior management or Human Resource Manager.

COMPLIANCE WITH THE CODE OF ETHICS

As part of the Company's commitment to honest, ethical and legal conduct, the Company expects all employees to conduct their work in compliance with this Code of Ethics. All supervisors are responsible for ensuring compliance in all areas of their responsibility. Code violations can result in disciplinary action up to and including employment termination. Any waiver of this Code for Company officers or Directors may be made only by the Company's Board of Directors.